Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT
This Retirement and Consulting Agreement (“Agreement”) is made by and between John D. Sheehan (“Sheehan”) and Mylan Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Sheehan and the Company executed an Executive Employment Agreement on July 31, 2013 (the “Employment Agreement”) which, among other matters, provides for certain terms and conditions regarding Sheehan’s employment with, and separation from, the Company, including without limitation obligations that survive termination of the Employment Agreement and termination of Sheehan’s employment with the Company, as specified in Section 21 of this Agreement;
WHEREAS, Sheehan announced his intention to voluntarily retire from employment with the Company effective as of April 1, 2016 (the “Retirement Date”);
WHEREAS, the Company wishes to continue to utilize Sheehan’s services in a consulting capacity for twelve months after the Retirement Date; and
WHEREAS, the Company and Sheehan wish to reach an agreement regarding the terms of Sheehan’s retirement and consultancy to the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be legally bound hereby, the Company and Sheehan hereby agree as follows:
COVENANTS
1.Consideration and Other Terms of Retirement. Provided that Sheehan executes this Agreement within twenty-one days following the Retirement Date, does not revoke his acceptance of this Agreement during the seven-day revocation period identified in Section 24 below, performs consulting services as provided herein, and does not commit a material breach of this Agreement, as described in Section 12 below:
a.    The Company agrees to pay Sheehan an amount equal to six hundred and fifty thousand dollars ($650,000) in four equal quarterly installments. Each installment shall be paid no later than thirty (30) days after the close of each fiscal quarter (i.e., July 30th, October 30th, January 30th and April 30th), in each case less applicable deductions and withholdings.
b.    Except as specified in this paragraph, all equity and cash bonus awards will be treated in accordance with the terms of the 2003 Long-Term Incentive Plan, as amended and the applicable award agreements. The Company will treat Sheehan’s termination of service with the Company as a “Retirement” for purposes of stock options granted under the 2003 Long-Term Incentive Plan, as amended, (i.e., all unvested stock options will vest as of the Effective Date and all stock options will remain exercisable through the applicable expiration dates).
c.    Sheehan’s group benefits, other than medical, dental, vision and prescription, shall cease at the end of the month of the Retirement Date (meaning April 30, 2016). The Company will pay the cost of Sheehan’s medical, dental, vision and prescription benefits under the health benefit provisions of Title X of the Consolidated Omnibus Budget

Reconciliation Act of 1985, as amended, through the end of the month of the first anniversary of the Retirement Date (meaning April 30, 2017), unless Sheehan becomes eligible for such coverage under another plan.
d.    Except as specified herein, Sheehan’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, and any additional 401(k) plan contributions, shall cease as of the Retirement Date. Vested amounts payable to Sheehan under the Company’s 401(k) and other retirement plans or agreements (including the vested benefit under Sheehan’s Retirement Benefit Agreement) will be paid in accordance with the terms of such plans and agreements and applicable law.
2.    Payment of Salary and Receipt of All Benefits. Sheehan acknowledges and represents that, other than the consideration to be paid pursuant to this Agreement, the Retirement Benefit Agreement, Sheehan’s final regular pay on the Company’s next regularly scheduled payroll date after the Retirement date and payment for all unused and accrued vacation time as of March 31, 2016 (which will be included in Sheehan’s final regular pay on the Company’s next regularly scheduled payroll date after the Retirement Date, subject to applicable deductions and withholding), the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, reimbursable expenses, stock, stock options, vesting, shares pursuant to vested restricted stock units, and any and all other benefits and compensation due to Sheehan by the Company and its affiliates. Sheehan acknowledges that all equity-based awards (other than stock options) that are unvested as of the Retirement Date will be forfeited as of the Retirement Date. To receive reimbursement for any final Company-related travel expenses, Sheehan must submit a final report of all such outstanding expenses within thirty (30) calendar days after the Retirement Date, accompanied by receipts and otherwise subject to the Company’s expense reimbursement policy.
3.    Release of Claims. In consideration of the payments to be made under Sections 1(a) through (c) of this Agreement, which Sheehan acknowledges he would not otherwise be entitled to receive, Sheehan agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Sheehan by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”). The parties acknowledge and agree that the amounts paid for Sheehan’s consulting services under this Agreement are in lieu of any payments for consulting or similar services under any other plan or agreement during the consulting period covered by this Agreement. Sheehan, on his own behalf and on behalf of his heirs, family members, executors, agents, and assigns, hereby and forever releases and discharges the Releasees from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Sheehan may possess against any of the Releasees arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date Sheehan executes this Agreement, including, without limitation:
a.    any and all claims relating to or arising from Sheehan’s employment relationship with the Company and/or any of the Releasees and the termination of that relationship;
b.    any and all claims relating to, or arising from, Sheehan’s right to purchase, or actual purchase of shares of stock of the Company and/or any of the Releasees,

including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.    any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Sheehan existing as of the date hereof (whether arising before, on or after the date Sheehan executes this Agreement);
e.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, each as amended, or any other federal, state or local law, regulation ordinance or common law;
f.    any and all claims for violation of the federal or any state constitution;
g.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
h.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Sheehan as a result of this Agreement;
i.    any and all claims for attorneys’ fees and costs; and
j.    any other claims whatsoever.
Sheehan agrees that the Release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not extend to any obligations incurred under this Agreement, Sheehan’s Retirement Benefit Agreement, surviving rights of Sheehan under his Employment Agreement, including but not limited to indemnification rights, any claims accruing after execution of this Agreement, or any rights Sheehan may have under any D&O insurance policy maintained by the Company and/or any of the Releasees. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Sheehan’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Sheehan the right to recover any monetary damages against the Company and/or any of the Releasees; and Sheehan’s release of claims herein bars Sheehan from recovering such monetary relief from the Company and/or any of the Releasees). Sheehan represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.
4.    Acknowledgment that Waiver of Claims is Knowing and Voluntary. Sheehan acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Sheehan agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Sheehan executes this Agreement. Sheehan acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Sheehan was already entitled. Sheehan further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement and may do so by writing to the Company’s Chief Legal Officer; (d) this Agreement shall not be effective until after the revocation period has expired without revocation; and (e) nothing in this Agreement prevents or precludes Sheehan from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Sheehan signs this Agreement and returns it to the Company in less than the 21-day period identified above, Sheehan hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
5.    Unknown Claims. Sheehan acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Releasee. Sheehan, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.
6.    No Pending or Future Lawsuits. Sheehan represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Sheehan also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
7.    Consulting Services. The Company and Sheehan agree that, commencing as of the Effective Date, Sheehan will be available at reasonable times and upon reasonable notice to perform the consulting services described herein on behalf of the Company and/or any of its subsidiaries and affiliates until close of business on April 1, 2017. In the event Sheehan accepts employment with, or agrees to provide services for consideration to, any person or entity during the period from the Retirement Date through April 1, 2017, Sheehan shall notify the Company within five (5) business days and the Company shall have the option at its sole discretion to terminate the consulting services set forth in this Section 7. In the event that the Company terminates Sheehan’s consulting services pursuant to the immediately preceding sentence, Sheehan shall receive all accrued payments set forth in Section 1(a) in respect of completed fiscal quarters and payment for the remainder of the fiscal quarter in which the Company terminates Sheehan’s consulting services, but shall no longer be eligible to receive payments in respect of future fiscal quarters. Except as provided in Section 12 or as required by applicable law, Sheehan shall not be required to repay to the Company any amounts actually paid by the Company to Sheehan pursuant to Section 1(a).
a.    Sheehan shall provide such business and commercial consulting and other services as may reasonably be required of Sheehan by the Company’s Executive Chairman or Chief Executive Officer or his or her designee, which services shall include without limitation the provision of historic and background information applicable to the Company and /or any subsidiary or affiliate’s business affairs, business decisions, or operations known to Sheehan by virtue of his employment with the Company or otherwise.
b.    Sheehan shall use his best efforts in his performance of services hereunder, including such care, resources, effort, knowledge and expertise as a reasonably prudent person experienced in and knowledgeable of such matters and duties of the kind and character contemplated herein would exercise under the circumstances.
c.    The Parties acknowledge and agree that the consideration provided in this Agreement constitutes adequate and complete compensation for Sheehan’s consulting and other services as set forth herein.
d.    The Company shall reimburse Sheehan for reasonable expenses directly related to the provision of services, which expenses or costs are approved by the Company’s Executive Chairman or Chief Executive Officer or his or her designee. Sheehan shall provide to the Company’s Executive Chairman or Chief Executive Officer or his or her designee, on a monthly basis, documentation (in reasonable detail) of all expenses for which reimbursement is requested, and such approved expenses shall be paid to Sheehan as promptly as reasonably practicable after receipt of such documentation.
e.    Nothing in this Agreement shall be construed to create an employment relationship between Sheehan and the Company after the Retirement Date. As of the Effective Date, and until close of business on April 1, 2017, (a) Sheehan shall be an independent contractor and shall have no authority to enter into contracts on behalf of the Company, bind the Company to any third parties, or act as an agent on behalf of the Company in any regard; (b) Sheehan shall not be entitled to receive any compensation or medical or other benefits as a Company employee; (c) Sheehan shall remain subject to the continuing obligations set forth in the Employment Agreement, as specified in Section 21 of this Agreement; and (d) the level of Sheehan’s services shall be consistent with the incurrence of a “separation from service” (as defined in Section 409A of the Internal Revenue Code) as of the Retirement Date (meaning no more than 20% of the average level of services Sheehan performed over the previous 36 months) and in no event shall exceed 35 hours per month without the mutual agreement of the parties.
8.    Confidentiality. Sheehan reaffirms and agrees to observe and abide by the “Agreement Relating to Patents, Copyrights, Inventions, Confidentiality and Proprietary Information” entered into between Sheehan and the Company and any and all amendments and supplements thereto, and surviving Section 5 of the Employment Agreement (collectively, the “Confidentiality Agreement”).
9.    Trade Secrets and Confidential Information/Company Property/Inquiries. Sheehan’s signature below constitutes his representation that as of April 1, 2016, he shall (a) remove from any and all devices, records, files, folders, cameras, media, internet sites, electronic or digital devices, and any and all other sources, all documents, tapes, photographs, recordings, images, reproductions, electronic files, and other items provided to Sheehan by the Company and/or any of the Releasees, developed or obtained by Sheehan in connection with his employment with and consultancy on behalf of the Company, or otherwise belonging to the Company and/or any of the Releasees, and (b) return all documents, tapes, photographs, recordings, images, reproductions, electronic files, and other items provided to Sheehan by the Company, developed or obtained by Sheehan in connection with his employment with and consultancy for the Company, or otherwise belonging to the Company, including but not limited to any personal computer(s), BlackBerry, iPhone, iPad, tapes, photographs, recordings, images, reproductions, electronic files, and other items. Sheehan further represents that he will not misuse or disclose any of the Company’s and/or any of the Releasees’ confidential, proprietary, or trade secret information to any third party other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government. In addition, Sheehan will abide by the Company’s external communication policy, such that in the event he receives any media, financial community or other third-party inquiries regarding the Company, except as provided in Section 10 of this Agreement, he will not respond (nor will he initiate any such contact) and will promptly notify the Company’s Global Public Affairs Department at 724.514.1968 or gpa@mylan.com.
10.    Limits on Cooperation; Compliance. Sheehan agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party, other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government, against any of the Releasees. Sheehan may, however, respond to a lawful subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement or as otherwise required by law. Sheehan agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone, other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government, for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Sheehan shall state no more than that he cannot provide counsel or assistance. If approached for counsel or assistance as aforementioned, whether by private parties or law enforcement or regulatory agencies, Sheehan shall immediately notify the Company of such an occurrence, and provide information to the Company regarding any such communication. While Sheehan may respond to inquiries by law enforcement or regulatory agencies, Sheehan shall notify any such agencies of Sheehan’s obligations with respect to confidentiality under this Agreement, the Confidentiality Agreement, the Employment Agreement, and any other applicable agreements, and Sheehan shall continue to honor such obligations in the course of responding to law enforcement or regulatory agency inquiries, as lawfully permitted. Furthermore, Sheehan hereby represents that he is not aware of any violation of any Company policy or the Company’s Code of Conduct in any event which could cause harm (financial or otherwise) to any of the Mylan Companies (defined below) or their respective properties, shareholders, employees or prospects, other than matters which he has previously reported to the Office of Global Compliance or the Mylan Legal Department.
Sheehan shall use his best efforts to cooperate with and respond to the Company’s reasonable requests for information or follow-up assistance pertaining to work Sheehan performed on behalf of the Company and/or any subsidiary or affiliate, or other matters in which Sheehan was involved or of which he was otherwise aware, prior to the Retirement Date. Sheehan’s cooperation shall include without limitation Sheehan’s cooperation with requests of legal counsel for the Company and/or any subsidiary or affiliate regarding any legal matters or proceedings of any kind currently pending or which may arise after the Retirement Date.

Sheehan’s cooperation shall include but not be limited to making himself available for interviews or testimony if reasonably requested by the Company’s Legal or Compliance Departments. The Company will reimburse Sheehan for any expenses incurred by Sheehan in connection with such requests or assistance if approved by the Company’s Legal Department and supported by required documentation. No payment made to Sheehan hereunder is intended to be or shall be interpreted as a payment for particular testimony or assistance with respect to the legal matters specified above or any other matter. Sheehan understands that he is to provide his good faith assistance, and agrees to provide truthful responses to any requests for information or testimony.
11.    Non-Disparagement. Sheehan agrees to refrain from any disparaging statements, including but not limited to statements that amount to libel or slander, about the Company, its direct and indirect parents, subsidiaries or affiliated companies, and/or any of its or their current or former employees, officers, or directors, and/or any of the other Releasees including, without limitation, the business, products, intellectual property, financial standing, future, or other employment, compensation, benefit, or personnel practices of the Company and/or any of the Releasees. Sheehan further agrees to refrain from any disparaging statements, including but not limited to libel or slander, about any of the Releasees that pertain to any personal or confidential matters that may cause embarrassment to any of the Releasees or may result in any adverse effect on the professional or personal reputation of any of the Releasees. The foregoing restrictions shall not apply to any testimony that Sheehan is compelled by law to give (whether written or verbal).
12.    Breach.
a.    Material Breach of Agreement. In addition to the rights provided in the “Attorneys’ Fees” section below, Sheehan acknowledges and agrees that if, in the Company’s judgment, Sheehan has committed any material breach of this Agreement, which shall include without limitation any breach of Sections 8, 9, 10 and 11 of this Agreement, and any breach of surviving Sections 5 (confidentiality) and 6 (noncompetition) of the Employment Agreement, the Company shall be entitled to immediately recover and/or cease providing the payments and consideration provided to Sheehan under this Agreement (including, for the avoidance of doubt, canceling any stock options Sheehan holds) and to obtain damages, except as provided by law.
b.    Sheehan also acknowledges and agrees that his compliance with Sections 8, 9, 10 and 11 of this Agreement and surviving Sections 5 and 6 of the Employment Agreement is of the essence. The Parties agree that if the Company and/or any of the Releasees proves that Sheehan breached, intends to breach, or will breach any of these provisions (Sections 8, 9, 10 or 11 of this Agreement or surviving Sections 5 or 6 of the Employment Agreement), without limiting any other remedies available to the Company and/or any of the Releasees, the Company and/or any of the Releasees shall be entitled to an injunction restraining Sheehan from any future or further breaches and an award of its costs spent enforcing the applicable provision(s), including all reasonable attorneys’ fees associated with the enforcement action as provided in Section 20, without regard to whether the Company and/or any of the Releasees can establish actual damages from Sheehan’s breach. Any such individual breach or disclosure shall not excuse Sheehan from his obligations hereunder, nor permit him to make additional disclosures. Sheehan expressly agrees and warrants that he will not, in violation of the terms of Sections 8, 9, 10 or 11 of this Agreement or surviving Section 5 of the Employment Agreement, disclose, orally or in writing, directly or indirectly, any of the Company’s confidential, proprietary or trade secret information to any third party other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government. Sheehan warrants that he has not encouraged or assisted any attorneys or their clients in the presentation or prosecution of any disputes against the Company and/or any of the Releasees.

13.    No Admission of Liability/Compromise. No action taken by the Company and/or any of the Releasees, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company and/or any of the Releasees of any fault or liability.
14.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
15.    Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law thereof. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Sheehan’s employment with the Company or retirement from said employment (whether such dispute arises under any federal, state or local statute or regulation, or at common law), including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes pertaining at the time the dispute arises, provided however, that either party may seek an injunction in aid of arbitration with respect to enforcement of Sections 8, 9, 10 and/or 11 of this Agreement from any court of competent jurisdiction. The Parties agree that the hearing of any such dispute will be held in Pennsylvania. The decision of the arbitrator(s) will be final and binding on all parties and any award rendered shall be enforceable upon confirmation by a court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Sheehan and the Company expressly consent to the jurisdiction of any such arbitrator over them.
16.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Sheehan or made on his behalf under the terms of this Agreement. Sheehan agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Sheehan further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Sheehan’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. Sheehan shall be treated consistently with other senior executives of Mylan (i) with respect to tax preparation assistance for tax returns filed in the U.K. as a result of the provision of services in the U.K. as an officer of Mylan N.V. or the Company and (ii) in the event tax responsibilities in the U.K. as a result of services performed in the U.K. as an officer of Mylan N.V. or the Company result in incremental tax liabilities (as compared to the tax liabilities that would exist if Sheehan performed such services solely in the U.S.).
17.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Sheehan represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
18.    No Representations. Sheehan represents that he has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Sheehan has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
19.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
20.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or otherwise prohibited by law, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. Such costs and expenses shall be paid to the prevailing party as soon as practicable after the legal action is resolved and in no event later than March 15 of the year following resolution of the legal action.
21.    Entire Agreement. This Agreement, the surviving provisions of the Employment Agreement (i.e., Sections 5, 6, 7, 8, 10, 11, 17, and 18), Sheehan’s Retirement Benefit Agreement, and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Sheehan concerning the subject matter of this Agreement and Sheehan’s employment with and retirement from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior negotiations, representations, agreements and understandings concerning the subject matter of such agreements, Sheehan’s relationship with the Company, and Sheehan’s obligations following employment with the Company. Sheehan acknowledges, reaffirms and agrees to observe and abide by all obligations that survive termination of the Employment Agreement.
22.    No Oral Modification. This Agreement may only be amended in a writing signed by Sheehan and the Company.
23.    Governing Law. The laws of the Commonwealth of Pennsylvania govern this Agreement, without regard for choice-of-law provisions. Sheehan consents to personal and exclusive jurisdiction and venue in the Commonwealth of Pennsylvania.
24.    Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Sheehan signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
25.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26.    Voluntary Execution of Agreement. Sheehan understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company and/or any of the Releasees or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Sheehan acknowledges that: (a) he has read this Agreement; (b) he has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement and of the releases it contains; (d) he is fully aware of the legal and binding effect of this Agreement and (e) he has been given the toll-free telephone number of the Pennsylvania Bar Association to help him identify a qualified lawyer (800-692-7375).

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: April 13, 2016	By	/s/ John D. Sheehan
John D. Sheehan

MYLAN INC:
Dated: April 13, 2016	By	/s/ Bradley L. Wideman
Name:Bradley L. Wideman
Title: Vice President, Assoc. General Counsel and Asst. Secretary

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